EXHIBIT 21.1

SUBSIDIARIES

As of December 31, 2020, the following were the Registrant's significant active operating Subsidiaries:

Name: EZ-CLONEZ, Inc.

Country of Organization:   Registered in Washington

Percent Ownership by Registrant:   100.0% by GrowLife, Inc.

Name: EZ-CLONE Enterprises, Inc.

Country of Organization:   Registered in California

Percent Ownership by Registrant:   51.0% by GrowLife, Inc.

Name: GrowLife Hydroponics, Inc.

Country of Organization:   Registered in Delaware and active in Delaware, Maine and Colorado.

Percent Ownership by Registrant:   100.0% by GrowLife, Inc.